EXHIBIT 21

SUBSIDIARIES OF REGISTRANT


Vincam Human Resources, Inc.
Vincam Human Resources, Inc. I
Vincam Human Resources, Inc. II
Vincam Human Resources, Inc. III
Vincam Human Resources, Inc. IV
Vincam Human Resources, Inc. V
Vincam Human Resources, Inc. VI
Vincam Human Resources, Inc. XII
Vincam Human Resources of Michigan, Inc.
Vincam Occupational Health Systems, Inc.
Personnel Resources, Inc.
Vincam Insurance Services, Inc.
Vincam Practice Management, Inc.
American Pediatric Systems, Inc.
Psych/Care, Inc.
Vincam/Staff Administrators, Inc.(Colorado company, doing business as Staff Administrators, Inc.)
Vincam/Staff Administrators of Western Colorado, Inc. (Colorado company, doing business as Staff Administrators of Western Colorado, Inc.)
Staff Administrators of CO, Inc. (Colorado company)
Staff Administrators of California, Inc. (Colorado company)

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Unless otherwise indicated, the companies listed above are incorporated in
Florida.